SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: April 24, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	0-13976	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 9.01
SIGNATURES
Executive Employment Agreement
Executive Bonus Agreement
Executive Bonus Agreement

Item 1.01. Entry Into a Material Definitive Agreement.
     On April 24, 2006, Akorn, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Arthur S. Przybyl, the Company’s President and Chief Executive Officer. The Employment Agreement has an initial term of three years and provides the terms and conditions of Mr. Przybyl’s continued employment as President and Chief Executive Officer of the Company. The Employment Agreement automatically renews for subsequent one-year terms unless either the Company or Mr. Przybyl provide prior written notice that the Employment Agreement shall not be renewed 120 days in advance of the end of the respective term.
     Pursuant to the Employment Agreement, Mr. Przybyl’s base salary for 2006 will be $400,000, retroactive to January 1, 2006. Mr. Przybyl’s base salary for 2007 shall increase to $440,000 if the Company achieves positive net income for fiscal 2006. The annual base salary for subsequent years may be increased by the Company’s board of directors (the “Board”) in its sole discretion. Mr. Przybyl will also receive health, insurance and retirement benefits generally available to executives of the Company and will be provided certain perquisites, including a vehicle allowance of $10,000 per year.
     The Board, in its sole discretion, may also award Mr. Przybyl bonuses based upon his and the Company’s performance as follows. The Board shall approve annual performance goals, the achievement of which will result in (i) bonus compensation of up to 75% of Mr. Przybyl’s annual base salary and, provided that such 75% bonus has been achieved in full, (ii) additional bonus compensation of up to 25% of Mr. Przybyl’s annual base salary. The Board may also approve additional bonuses. In determining whether to award such additional bonuses and in determining the amount thereof, the Board will focus on overall Company performance and individual contributions by Mr. Przybyl to the achievement of established Company goals.
     As partial consideration for the Employment Agreement, Mr. Przybyl (i) was granted 250,000 shares of restricted stock on April 20, 2006, (ii) was granted 500,000 options to purchase common stock of the Company on April 20, 2006 and (iii) will, on January 1, 2007, be granted 400,000 options to purchase common stock of the Company. In addition, the Board may make additional equity award grants to Mr. Przybyl from time to time in its sole discretion. Fifty percent of the shares of restricted stock vest on the first anniversary of the date of grant, with an additional twenty-five percent to vest on each of the second and third anniversaries of the date of grant. Twenty-five percent of the stock options vest immediately upon grant, with an additional twenty-five percent to vest on each of the first, second and third anniversaries of the date of grant.
     Pursuant to the Employment Agreement, Mr. Przybyl’s employment may be terminated by the Company for “Good Cause” or “Without Cause”, by Mr. Przybyl voluntarily or for “Good Reason”, or by either party in the event the Employment Agreement is not renewed after expiration of the initial three-year term or any subsequent one-year term.
     In the event of his termination for “Good Cause”, Mr. Przybyl shall receive (i) his base salary pro rated through the date of termination, (ii) any benefits and expense reimbursements to which he is entitled, less all applicable withholdings and deductions (collectively, the “Standard

Entitlements”), and (iii) accelerated vesting of any unvested portion of the restricted stock and stock options described above. In the event of termination by means of his voluntary resignation, Mr. Przybyl shall receive the Standard Entitlements.
     In the event Mr. Przybyl’s employment is terminated by the Company Without Cause, by Mr. Przybyl for “Good Reason” or by the non-renewal of the Employment Agreement by either party, Mr. Przybyl shall receive the Standard Entitlements and a severance payment comprised of: (x) a cash amount equal to 18 months of his base salary for the applicable year, payable in the sole discretion of the Board either (a) in a lump sum, or (b) over time in accordance with Company’s regular payroll cycle, (y) a cash bonus equal to (i) 1.5 times the last annual bonus received by Mr. Przybyl (if the termination occurs in 2006), or (ii) 1.5 times the average of the last two annual bonuses received by Mr. Przybyl (if the termination occurs in 2007 or thereafter), and (z) accelerated vesting of all unvested equity awards granted on or after April 24, 2006 that would otherwise vest during the 18-month period following termination (collectively, the “Severance Payment”). Delivery of the Severance Payment is conditioned upon Mr. Przybyl doing the following: (1) complying with all surviving provisions of the Employment Agreement; (2) executing a full general release, releasing all claims, known or unknown, that Mr. Przybyl may have against the Company arising out of or any way related to Mr. Przybyl’s employment or termination of employment with the Company; and (3) agreeing to act as a consultant on a reasonable basis for the Company during regular business hours and with full reimbursement for all reasonable and necessary expenses for up to a maximum of 30 days, at his then-current base salary, if requested to do so by the Board in its sole discretion.
     In the event Mr. Przybyl’s employment is terminated by the Company Without Cause or by Mr. Przybyl for Good Reason upon or within twenty-four months of a “Change in Control”, Mr. Przybyl shall receive (i) continuation of all medical, dental and prescription drug benefits to which he is entitled under the Employment Agreement until the 30-month anniversary of the date of termination; (ii) a cash amount equal to 2.5 times his base salary, payable in the sole discretion of the Compensation Committee either (a) in a lump sum, or (b) over time in accordance with Company’s regular payroll cycle; (iii) a cash bonus equal to (y) 2.5 times the most recent annual bonus received by Mr. Przybyl (if the termination occurs in 2006), or (z) 2.5 times the average of the two most recent annual bonuses received by Mr. Przybyl (if the termination occurs in 2007 or thereafter); (iv) accelerated vesting of all unvested equity awards granted on or after April 24, 2006 that would otherwise vest on any date following termination; and (v) reimbursement for up to $20,000 for outplacement and job placement assistance chosen by Mr. Przybyl (the “Change in Control Severance”). In addition, the Company shall pay Mr. Przybyl a cash amount equal to the combined federal and state income tax payable by Mr. Przybyl with respect to the Change in Control Severance. Such payment shall be capped at $2,500,000 in the event of a termination on or before December 31, 2007, and shall not be capped in the event of a termination thereafter.
     The Employment Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation provisions. The parties have agreed to arbitrate any claims arising under the Employment Agreement in accordance with prescribed arbitration procedures outlined in the Employment Agreement.

     The description of the Employment Agreement is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
     On April 27, 2006, the Company also entered into an Executive Bonus Agreement with each of Mr. Przybyl and Mr. Jeffrey A. Whitnell, the Company’s Chief Financial Officer (each an “Executive Bonus Agreement” and together, the “Executive Bonus Agreements”).
     Under Mr. Przybyl’s Executive Bonus Agreement, Mr. Przybyl is eligible to receive a one-time cash bonus equal to the sum of (a) up to $300,000, which equals 75% of his annual base compensation rate, if he achieves all of the performance measurements set forth in his Executive Bonus Agreement in 2006, and (b) up to $100,000, which equals 25% of his annual base compensation rate, based upon the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for 2006. Mr. Przybyl’s performance measurements include achieving (i) earnings per share of at least $0.01, (ii) a net revenue goal for 2006, (iii) an EBITDA goal for 2006, (iv) a successful capital raise, (v) the filing of at least twenty new abbreviated new drug applications with the FDA and introducing ten new abbreviated new drug application products to the market, and (vi) both ensuring the Company’s lyophilization facility is (x) ready for inspection by the FDA and, should the FDA inspect the facility, (y) approved by the FDA; provided that each (x) and (y) occur no later than December 31, 2006.
     Under Mr. Whitnell’s Executive Bonus Agreement, he shall receive a one-time cash bonus equal to the sum of (i) up to $112,500, which equals 45% of his annual compensation, if he achieves all of the performance measurements set forth in his Executive Bonus Agreement in 2006 and (ii) up to $37,500, which equals 15% of his annual compensation, based upon the Company’s EBITDA for 2006. Mr. Whitnell’s performance measurements include (i) earnings per share of at least $0.01, (ii) a net revenue goal for 2006, (iii) an EBITDA goal for 2006, (iv) a successful capital raise, (v) compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (as applicable based upon the criteria of the Securities Exchange Commission), and (vi) a combined budgeted manufacturing facility variance of zero among the Company’s two manufacturing facilities.
     The calculation and payment of bonuses must be made within 30 days from the date the Company receives its audited financial statements.
     The descriptions of the Executive Bonus Agreements herein are only summaries and are qualified in their entirety by the full text of such documents, which are filed as exhibits hereto and are incorporated by reference herein.

Item 9.01
Financial Statements and Exhibits.
     (c) Exhibits.
10.1	Executive Employment Agreement dated April 24, 2006 between the Company and Arthur S. Przybyl.

10.2	Executive Bonus Agreement dated April 27, 2006 between the Company and Arthur S. Przybyl.*

10.3	Executive Bonus Agreement dated April 27, 2006 between the Company and Jeffrey A. Whitnell.*

*	Confidential Treatment Requested for portions of this exhibit Under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: April 27, 2006